Exhibit 4.5

Supplemental Agreement

to

Exclusive Consulting and Services Agreement

This Supplemental Agreement to Exclusive Consulting and Services Agreement (this “Supplemental Agreement”) is entered into on August 10, 2020 by and between:

(1)

SHANGHAI ZHONGTONGJI NETWORK TECHNOLOGY CO., LTD., a limited liability company registered under the laws of the PRC with registered address at Block 5, 1685 Hua Zhi Road, Qingpu District, Shanghai, and Meisong Lai as its legal representative (“Party A”); and

(2)

ZTO EXPRESS CO., LTD., a limited liability company registered under the laws of the PRC with registered address at Block 1, 1685 Hua Zhi Road, Qingpu District, Shanghai, and Meisong Lai as its legal representative (“Party B”)

(each of Party A and Party B hereinafter referred to as a “Party”, collectively the “Parties”)

WHEREAS

1.	On August 18, 2015, the Parties have entered into an Exclusive Consulting and Services Agreement (the “Exclusive Consulting and Services Agreement”); and
2.	The Parties intend to supplement and amend certain provisions of the Exclusive Consulting and Services Agreement.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants contained herein, the Parties hereby agree as follows (unless otherwise required in the context, capitalized terms used but not otherwise defined in this Supplemental Agreement shall have the meanings ascribed to them in the Exclusive Consulting and Services Agreement):

1.

The Parties agree to amend and supplement Article 3 (Service Fees) (comprising of Article 3.1, Article 3.2 and Article 3.3) of the Exclusive Consulting and Services Agreement as follows and confirm that Article 3 (Service Fees) (comprising of Article 3.1, Article 3.2 and Article 3.3) of the Exclusive Consulting and Services Agreement shall be deemed to have been replaced by the following and without any effect as of the date of thereof:

3.1

With respect to the Services to be provided by Party A pursuant to this Agreement, Party B shall pay to Party A the Service Fees annually during the term of this Agreement to the extent permitted by the mandatory provisions of PRC Laws. The Service Fees shall be 100% of the income of Party B and its subsidiaries less any  loss incurred during any previous year (if applicable) and further less payment of any necessary costs, fees, taxes  and contribution to any statutory provident fund required by law incurred in the applicable fiscal year (for the avoidance of doubt, the forgoing deductions shall be subject to confirmation and acknowledgement by Party A). Notwithstanding the forgoing, the Parties hereby agree and confirm that the amount of the Service Fees shall be determined by Party A and subject to any adjustment at the discretion of Party A without the consent of Party B. Party A shall make calculation of and adjustment to the Service Fees after consideration of, among others: (1) the difficulty and the complexity in connection with the Services provided by Party A; (2) the time incurred by Party A in providing the Services; (3) the contents and the commercial value of the Services provided by Party A; and (4) the prevailing fee rate to provide the services similar to the Services. If Party A does not adjust the amount or percentage of the Service Fees, the amount or percentage of the Service Fees shall be that most recently confirmed by the Parties.

3.2

Party B shall within three months of the end of each calendar year pay the Service Fees determined under Article 3.1 hereof into a bank account designated by Party A on a lump-sum basis. In case that Party A changes its bank account, it shall notify Party B in writing of such change seven (7) business days in advance.

3.3

The Parties agree that the payment of Service Fees shall not generally cause either Party to experience any difficulty in connection with its business operation during any year. For and only for such purpose , Party A may give its consent to Party B to defer payment of the Service Fees.

2.

The Parties hereby acknowledge that this Supplemental Agreement shall become effective upon due execution by the Parties, and shall remain valid until it is terminated by written agreement of the Parties or by requirements of applicable PRC Laws and regulations.

3.

After the termination of the Exclusive Consulting and Services Agreement or this Supplemental Agreement, the Parties shall still settle the Service Fees which have been accrued under the Exclusive Consulting and Services Agreement and this Supplemental Agreement.

4.	The formation, effectiveness, performance, amendment, interpretation and termination of this Supplemental Agreement shall be governed by the PRC Laws.
5.

Any dispute arising hereunder and in connection herewith shall be resolved through consultations between the Parties, and if the Parties fail reach an agreement regarding such dispute within thirty (30) days of its occurrence, such dispute shall be submitted to Shanghai International Economic and Trade Arbitration Commission for arbitration in accordance with the arbitration rules then in effect. The place of arbitration shall be  Shanghai, the language to be used in arbitration is Chinese and the arbitration award shall be final and equally binding on the Parties.

6.	This Supplemental Agreement shall be binding on the legal successors and assigns of each of the Parties.

7.

This Supplemental Agreement shall have the same legal effect as the Exclusive Consulting and Services Agreement, and shall be regarded as an integral part of the Exclusive Consulting and Services Agreement; In the event of any conflict between this Supplemental Agreement and the Exclusive Consulting and Services Agreement, this Supplemental Agreement shall prevail.  Any matter not otherwise provided under this Supplemental Agreement shall be subject to the terms of the Exclusive Consulting and Services Agreement.

8.	This Supplemental Agreement is made in Chinese in two (2) originals with each Party holding one (1) original.

(The following left blank)

(Signature page of this Supplemental Agreement)

IN WITNESS HEREOF, the Parties have caused this Supplemental Agreement to be executed on the date first above written:

SHANGHAI ZHONGTONGJI NETWORK TECHNOLOGY CO., LTD. (seal)

By:	/s/ Meisong Lai
Name:	Meisong Lai
Title:	Legal Representative

(This page is the signature page of this Supplemental Agreement and contains no body text)

IN WITNESS HEREOF, the Parties have caused this Supplemental Agreement to be executed on the date first above written:

ZTO EXPRESS CO., LTD. (seal)

By:	/s/ Meisong Lai
Name:	Meisong Lai
Title:	Legal Representative